BBX Capital, Inc. Reports Financial Results

For the Fourth Quarter and Full Year, 2021

FORT LAUDERDALE, Florida – March 16, 2021 -- BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) (“BBX Capital” or the “Company”) reported today its financial results for the fourth quarter and year ended December 31, 2021.

Selected highlights of BBX Capital’s consolidated financial results include:

Fourth Quarter 2021 Compared to Fourth Quarter 2020

•	Total consolidated revenues of $98.2 million vs. $56.2 million
•	Income (loss) before income taxes from continuing operations of $8.3 million vs ($3.8 million)
•	Net income (loss) attributable to shareholders of $5.3 million vs. ($3.5 million)
•	Diluted earnings (loss) per share from continuing operations of $0.32 vs. ($0.18)

Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

•	Total consolidated revenues of $313.6 million vs. $173.2 million
•	Income (loss) before income taxes from continuing operations of $64.2 million vs. $(58.2 million)
•	Net income (loss) attributable to shareholders of $46.9 million vs. ($42.3 million)
•	Diluted earnings (loss) per share from continuing operations of $2.63 vs ($2.19)

Balance Sheet as of December 31, 2021

•	Cash and cash equivalents of $118.0 million
•	Note receivable from Bluegreen Vacations Holding Corporation (NYSE: BVH) of $50.0 million
•	Total consolidated assets of $533.4 million
•	Total shareholders' equity of $321.8 million
•	Fully diluted book value per share of $20.79 (1)
(1)	Fully diluted book value per share is shareholders’ equity divided by the number of BBX Capital’s Class A and Class B common shares outstanding on December 31, 2021.

“Overall, we  are pleased with BBX Capital’s results for the year ended December 31, 2021, which was our first full fiscal year following our spin-off from Bluegreen Vacations Holding Corporation in late 2020. Many of our portfolio companies experienced strong demand for their products during the year. BBXRE’s operating results for 2021 significantly benefited from the impact of robust demand for single-family and multifamily housing on certain of its existing investments, including its Beacon Lake Community and various investments in joint ventures sponsored by the Altman Companies. In addition, IT’SUGAR successfully emerged from bankruptcy in June 2021 and generated sales in 2021 that were in excess of pre-pandemic levels in 2019. Further, as part of its strategy to expand its ‘retailtainment’ experience in new locations, IT’SUGAR opened its second ‘candy department store’ at Ala Moana Center in Honolulu, Hawaii. However, supply chain disruptions, rising costs of goods and labor, and global economic uncertainty continue to present significant challenges.  As a result, while we are pleased with our overall results for the quarter and full-year 2021, our primary focus remains on positioning our businesses to navigate the current uncertain environment and capitalize on potential opportunities for future growth. As stated previously, we remain committed to our objective of achieving long-term growth and building shareholder value,” commented Jarett S. Levan, Chief Executive Officer and President of BBX Capital, Inc.

Additional Information

The Company was spun-off from Bluegreen Vacations Holding Corporation (formerly BBX Capital Corporation) on September 30, 2020, and as a result, the Company’s financial results prior to September 30, 2020 were derived from the accounting records of Bluegreen Vacations Holding Corporation. Accordingly, the Company’s financial results for the periods prior to the spin-off on September 30, 2020 that are included in this release and in its audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2021 do not necessarily reflect what the Company’s results of operations, financial position, or cash flows would have been had the Company been a separate entity during such periods and are not indicative of the future results of the Company.

For more complete and detailed information regarding BBX Capital and its financial results, business, operations, investments, and risks, as well as further details regarding the basis of presentation of BBX Capital’s financial results for the periods prior to the spin-off on September 30, 2020, please see BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2021, which will be available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com on March 16, 2022.

Financial Results

The following selected information relates to the financial results of the Company’s principal holdings: BBX Capital Real Estate, Renin, and BBX Sweet Holdings.

BBX Capital Real Estate - Selected Financial Data

Selected highlights of BBX Capital Real Estate’s (“BBXRE”) financial results include:

Fourth Quarter 2021 Compared to Fourth Quarter 2020:

•	Revenues of $18.8 million vs. $7.2 million
•	Recoveries from loan losses of $0.7 million vs. $3.0 million
•	Net profits from sales of real estate inventory of $11.4 million vs. $2.4 million
•	Equity in net earnings of unconsolidated real estate joint ventures of $2.2 million vs. $0.4 million
•	Income before income taxes of $13.6 million vs. $5.4 million

Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020:

•	Revenues of $69.7 million vs. $23.3 million
•	Recoveries from loan losses of $7.8 million vs. $8.9 million
•	Net profits from sales of real estate inventory of $35.8 million vs. $7.2 million
•	Equity in net earnings of unconsolidated real estate joint ventures of $18.2 million vs. $0.5 million
•	Income before income taxes of $58.3 million vs. $10.0 million

BBXRE’s operating results for the quarter ended December  31, 2021 as compared to the same 2020 period primarily reflect an increase in net profits from the sale of lots to homebuilders at the Beacon Lake Community development partially offset by a net decrease in recoveries from loan losses.

Jarett Levan commented, “We are very pleased with BBXRE’s operating results for the quarter and full-year, as BBXRE has benefited from strong demand for single-family and multifamily housing in the Florida markets in which BBXRE and the Altman Companies operate. During 2021, BBXRE sold 684 lots to homebuilders at its Beacon Lake Community development, which has accelerated the overall completion of the development, and several joint ventures sponsored by the Altman Companies monetized their multifamily apartment communities and realized profits which significantly exceeded our prior expectations. In addition, the

Altman Companies commenced the development of three new multifamily apartment communities in Florida. BBXRE is hopeful that this momentum will continue in 2022 for  various ongoing projects, including its Marbella joint venture, which commenced sales of single-family homes in late 2021, and its Altis and Altra Miramar joint ventures, which delivered units for leasing in early 2022 and are currently seeking to sell their multifamily apartment communities in 2022. However, in spite of its recent success, BBXRE faces significant challenges as it focuses on continuing to build its investment pipeline in the midst of a challenging environment in which construction, development, and land costs are rising, including the continued expansion of its investments in multifamily rental apartment communities through the Altman Companies and investing in the development of warehouse and logistics facilities through its recently formed logistics real estate division. While BBXRE does not expect its operating results to significantly benefit from these growth efforts in the near term, we believe that these efforts are consistent with BBX Capital’s goal to build long-term shareholder value and BBXRE’s goal of building a diversified portfolio of profitable real estate investments that generate recurring earnings and cash flows in future periods.”

BBX Sweet Holdings - Selected Financial Data

Selected highlights of BBX Sweet Holdings’ financial results (2) include:

Fourth Quarter 2021 Compared to Fourth Quarter 2020:

•	Trade sales of $36.2 million vs. $7.4 million
•	Gross margin of $13.8 million vs. $1.4 million
•	Gross margin percentage of 38.1% vs. 19.2%
•	Loss before income taxes of ($0.2 million) vs. ($0.3 million)

Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020:

•	Trade sales of $84.2 million vs. $49.2 million
•	Gross margin of $31.7 million vs. $7.7 million
•	Gross margin percentage of 37.7% vs. 15.6%
•	Income (loss) before income taxes of $15.8 million vs. ($47.5 million)

(2)

IT’SUGAR’s results of operations were included in the Company’s financial results through September 22, 2020, the date that the Company deconsolidated IT’SUGAR as a result of IT’SUGAR filing voluntary petitions under Chapter 11 bankruptcy. On June 17, 2021, the Company’s equity interests in IT’SUGAR revested as a result of IT’SUGAR emerging from bankruptcy, and the Company reconsolidated IT’SUGAR into its consolidated financial statements as of that date. As a result, the Company’s statement of operations for the year ended December 31, 2021 includes IT’SUGAR’s results of operations from June 17, 2021 through December 31, 2021 and its statement of operations for the year ended December 31, 2020 includes IT’SUGAR’s results of operations from January 1, 2020 through September 22, 2020.

BBX Sweet Holdings’ operating results for the quarter ended December 31, 2021 as compared to the same 2020 period primarily reflects the inclusion of IT’SUGAR’s operations in its quarterly results for the 2021 period, including an increase in trade sales and gross margin offset by higher selling general and administrative costs.

Jarett Levan commented, “BBX Sweet Holdings’ operating results for the quarter and full-year continue to reflect an overall recovery in its businesses, which were significantly impacted by the COVID-19 pandemic in 2020. In particular, during the fourth quarter of 2021, IT’SUGAR’s comparable store sales were approximately 12% higher than the comparable period in 2019, while its total revenue was approximately 27% higher than the comparable period in 2019 (3).  In addition, in November 2021, IT’SUGAR opened its second candy department store at Ala Moana Center in Honolulu, Hawaii and generated sales at the location which exceeded our prior expectations. While BBX Sweet Holdings’ businesses have experienced an increase in costs for inventory, freight, and labor, as well as supply chain disruptions and delays, they were generally able to mitigate the impact of increased costs on margins through price adjustments in 2021. Looking forward to 2022, IT’SUGAR is currently focused on further establishing itself as a ‘retailtainment’ experience in premier destinations across the United States, including expanding on the recent success of its ‘candy department store’ concept in select high-traffic resort and entertainment locations, evaluating additional retail locations in targeted markets in which it believes it can opportunistically capitalize on increased availability and a decline in rental rates for retail space in certain markets as a result of the impact of the COVID-19 pandemic, and extending the lease agreements and expanding the size of certain existing locations,” Levan concluded.

(3)

Because the results for the comparable 2020 periods were impacted by the closure of IT’SUGAR’s locations in March 2020 due to the COVID-19 pandemic, the Company does not believe that IT’SUGAR’s results for the comparable 2020 periods would provide a meaningful comparison in relation to its operating results for the 2021 periods. Further, comparable store sales represent IT’SUGAR’s sales at its retail locations excluding both the impact of e-commerce sales and changes in its store portfolio.

Renin - Selected Financial Data

Selected highlights of Renin’s financial results include:

Fourth Quarter 2021 Compared to Fourth Quarter 2020:

•	Trade sales of $39.8 million vs. $38.8 million
•	Gross margin of $2.9 million vs. ($0.8 million)
•	Gross margin percentage of 7.2% vs. (2.0%)
•	Loss before income taxes of ($1.9 million) vs. ($7.0 million)

Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020:

•	Trade sales of $146.3 million vs. $93.0 million
•	Gross margin of $15.9 million vs. $9.5 million
•	Gross margin percentage of 10.9% vs. 10.2%
•	Loss before income taxes of ($1.0 million) vs. ($3.6 million)

Renin’s operating results for the quarter ended December 31, 2021 as compared to the same 2020 period reflect an increase in Renin’s gross margin and gross margin percentage as a result of i) a $2.9 million benefit to cost of trade sales in 2021 associated with a recovery of previously incurred costs as a result of a settlement with a foreign supplier and ii) $6.0 million of additional freight costs incurred in 2020 related to the expedited shipment of products to Renin from the aforementioned foreign supplier,  partially offset by i) increased costs related to shipping and raw materials during 2021 compared to the same 2020 period and ii) the recognition of a $2.9 million inventory reserve as of December 31, 2021 as a result of a strategic initiative to consolidate warehouse facilities, which resulted in a decision to discount various slow moving inventories to accelerate their sale.

Jarett Levan commented, “Renin experienced significant headwinds in 2021 due to global supply chain disruptions and delays, increased costs related to shipping and raw materials, and overall inflationary pressures, and it is continuing to work to mitigate the adverse impacts of these factors through i) price adjustments, ii) the identification of alternative sources for products by diversifying its global supply chains and transferring the assembly of certain products from foreign suppliers to its own manufacturing facilities, and iii) the consolidation of warehouse facilities. While Renin is hopeful that it will benefit from these efforts in 2022, Renin currently expects to continue to experience these challenges in 2022, which may be further compounded if inflationary pressures and economic uncertainty impact consumer demand for its products.”

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) (formerly a subsidiary of Bluegreen Vacations Holding Corporation) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

954-303-5551, Email: kip@kiphuntermarketing.com

Forward-Looking Statements

This press release contains forward-looking statements based largely on current expectations of the BBX Capital and its subsidiaries that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans, or other statements, other than statements of historical fact, are forward-looking statements and can be identified by the use of words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would,” and words and phrases of similar import. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to be correct. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. When considering forward-looking statements, the reader should keep in mind the risks, uncertainties, and other cautionary statements made in this press release and in the Company’s reports filed with the Securities and Exchange Commission (“SEC”). The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. This press release also contains information regarding the past performance of the Company and its respective investments and operations. The reader should note that prior or current performance is not a guarantee or indication of future performance. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, and all such information should only be viewed as historical data. Future results and the accuracy of forward-looking statements may be affected by various risks and uncertainties, including those relating to the residential and commercial real estate industry in which BBXRE develops, operates, manages, and invests in real estate, the home improvement industry in which Renin operates, and the sugar and confectionery industry in which BBX Sweet Holdings operates. Risks and uncertainties include risks relating to public health issues, including, in particular, the COVID-19 pandemic, as it is not currently possible to accurately assess the expected duration and effects of the pandemic on our business. These include required closures of retail locations, travel and business restrictions, “shelter in place” and “stay at home” orders and advisories, volatility in the global and national economies and equity, credit, and commodities markets, worker absenteeism, quarantines, and other health-related restrictions; the duration and severity of the COVID-19 pandemic and the impact on demand for the Company’s products and services, levels of consumer confidence, supply chains, labor costs and raw materials costs; actions taken by governments, businesses, and individuals in response to the pandemic and their impact on economic activity and consumer spending; the pace of recovery when the COVID-19 pandemic subsides and the possibility of a resurgence to variants or other factors; competitive conditions; the Company’s liquidity and the availability of capital; the effects and duration of steps the Company takes in response to the COVID-19 pandemic, including the inability to rehire or replace furloughed employees or retain employees: risks and economic uncertainties including inflationary trends, increased costs of labor, freight, shipping and material and increasing interest rates and the Company’s ability to pass along the increased costs to its customers; the impact of the emergence of IT’SUGAR from the Chapter 11 proceedings, revesting of the Company’s equity interest in IT’SUGAR and the reconsolidation of IT’SUGAR’s results into the Company’s financial statements; the potential adverse impact of the Chapter 11 proceedings and the success of the restructuring; the continuing adverse impact of the COVID-19 pandemic on IT’SUGAR’s operations, results, and financial condition, including with respect to demand, sales levels, and consumer behavior, as well as increased inventory, freight, and labor costs and general supply chain disruptions, have had and may continue to have a material adverse effect in future periods; the risk that IT’SUGAR may not be able to continue to increase prices without significantly impacting consumer demand and sales volume; risks relating to IT’SUGAR’s business plans, including that IT’SUGAR may not be able to fund or otherwise open new retail locations, including new “temporary” locations or new “candy department store” retail locations, as or when expected, or at all; the risk that IT’SUGAR may not be able to extend or enter into new lease agreements for any existing “temporary” locations which it desires to extend, whether on favorable terms or at all; risks related to the lease amendments entered into by IT’SUGAR, including that, while many of the lease amendments provide for the payment of rent based on a percentage of sales volumes for a specified period of time as opposed to fixed rental payments, the terms of many of such amendments require IT’SUGAR to resume the payment of previously scheduled fixed lease payments going forward and, as a result, IT’SUGAR’s ongoing occupancy costs are expected to increase as fixed rental payments under these leases resume and IT’SUGAR’s overall exposure to risks related to fixed rental obligations will increase and revert to pre-bankruptcy levels in relation to such locations; the risk that landlords may exercise their right to terminate leases; the inability to predict the effect of IT’SUGAR’s emergence from the bankruptcy proceedings on the Company and its results of operation and financial condition, including the risk that additional impairment charges may be required in the future; the risk of heightened litigation as a result of actions taken in response to the COVID-19 pandemic; the risk that certain of the Company’s operations, including retail operations, may not generate recurring sources of cash during or following the pandemic to the extent anticipated or at all; the risk that commodity, freight, and labor price increases may adversely impact the gross margins of BBX Capital Real Estate, BBX Sweet Holdings, and Renin; the risk that homebuilders will not meet their obligations to acquire lots at BBXRE’s Beacon Lake community due to the impact of higher construction costs and supply shortages of building materials, equipment and appliances; and the risk that the loss of sales of products to Renin’s major customers and/or Renin’s efforts to maintain sales of its products to its major customers may negatively impact Renin’s sales, gross margin, and profitability, require Renin to lower its prices, and result in the recognition of impairment losses related to its goodwill and long-lived assets and noncompliance with the terms of its outstanding credit facility; the risk that the integration by Renin of recently acquired Colonial Elegance may not be completed on a timely basis, or as anticipated; that the anticipated expansion or growth opportunities will not be achieved or if achieved will not be advantageous; that the Colonial Elegance acquisition will not be cash accretive; that net income may not be generated by the acquisition when anticipated or at all or the acquisition may result in net losses; that BBX Capital and/or Renin may not realize the anticipated benefits of the acquisition when or to the extent anticipated or at all; and the risks associated with the increased indebtedness incurred by Renin to finance the acquisition including, compliance with financial covenants and restrictions on Renin’s activities.

Reference is also made to the other risks and uncertainties described in BBX Capital’s Annual Report on Form 10-K for the year ended December  31, 2021, which will be filed on March 16, 2022, and then will be available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com. The Company cautions that the foregoing factors are not exclusive, and that the reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

###

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended December 31, 2021 (in thousands):

Revenues:	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Trade sales	$—	36,225	39,776	2,186	(8)	78,179
Sales of real estate inventory	17,705	—	—	—	—	17,705
Interest income	583	—	—	—	1,007	1,590
Net gains on sales of real estate assets	205	—	—	—	—	205
Other revenue	352	—	—	368	(186)	534
Total revenues	18,845	36,225	39,776	2,554	813	98,213
Costs and expenses:
Cost of trade sales	—	22,431	36,916	733	(8)	60,072
Cost of real estate inventory sold	6,265	—	—	—	—	6,265
Interest expense	—	178	543	1	(241)	481
Recoveries from loan losses, net	(736)	—	—	—	—	(736)
Impairment losses	—	38	—	—	—	38
Selling, general and administrative expenses	1,878	13,800	4,204	1,701	4,524	26,107
Total costs and expenses	7,407	36,447	41,663	2,435	4,275	92,227
Operating income (losses)	11,438	(222)	(1,887)	119	(3,462)	5,986
Equity in net earnings of unconsolidated real estate joint ventures	2,162	—	—	—	—	2,162
Other income	—	53	—	1	35	89
Foreign exchange gain	—	—	24	—	—	24
Income (loss) from continuing operations before income taxes	$13,600	(169)	(1,863)	120	(3,427)	8,261

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended December 31, 2020 (in thousands):

	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Trade sales	$—	7,412	38,753	1,417	—	47,582
Sales of real estate inventory	6,115	—	—	—	—	6,115
Interest income	636	—	—	1	1,176	1,813
Net gains on sales of real estate assets	125	—	—	—	—	125
Other revenue	338	—	—	378	(112)	604
Total revenues	7,214	7,412	38,753	1,796	1,064	56,239
Costs and expenses:
Cost of trade sales	—	5,989	39,509	500	—	45,998
Cost of real estate inventory sold	3,698	—	—	—	—	3,698
Interest expense	—	23	377	1	(164)	237
Recoveries from loan losses, net	(3,032)	—	—	—	—	(3,032)
Impairment losses	32	—	—	—	—	32
Selling, general and administrative expenses	1,582	1,732	4,947	1,988	2,483	12,732
Total costs and expenses	2,280	7,744	44,833	2,489	2,319	59,665
Operating income (losses)	4,934	(332)	(6,080)	(693)	(1,255)	(3,426)
Equity in net loss of unconsolidated real estate joint ventures	415	—	—	—	—	415
Other income	6	26	—	8	58	98
Foreign exchange loss	—	—	(906)	—	—	(906)
Income (loss) from continuing operations before income taxes	$5,355	(306)	(6,986)	(685)	(1,197)	(3,819)

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations for the year ended December 31, 2021 (in thousands):

	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Trade sales	$—	84,215	146,255	7,616	(8)	238,078
Sales of real estate inventory	65,479	—	—	—	—	65,479
Interest income	2,048	36	—	—	4,329	6,413
Net gains on sales of real estate assets	643	—	—	—	—	643
Other revenue	1,504	—	—	2,045	(565)	2,984
Total revenues	69,674	84,251	146,255	9,661	3,756	313,597
Costs and expenses:
Cost of trade sales	—	52,497	130,366	2,291	(8)	185,146
Cost of real estate inventory sold	29,690	—	—	—	—	29,690
Interest expense	—	429	1,830	2	(822)	1,439
Recoveries from loan losses, net	(7,774)	—	—	—	—	(7,774)
Impairment losses	—	38	—	—	—	38
Selling, general and administrative expenses	7,587	31,524	15,857	5,978	15,068	76,014
Total costs and expenses	29,503	84,488	148,053	8,271	14,238	284,553
Operating income (losses)	40,171	(237)	(1,798)	1,390	(10,482)	29,044
Equity in net earnings of unconsolidated real estate joint ventures	18,154	—	—	—	—	18,154
Other (expense) income	(14)	131	—	—	224	341
Gain on the consolidation of IT'SUGAR, LLC	—	15,890	—	—	—	15,890
Foreign exchange gain	—	—	812	—	—	812
Income (loss) from continuing operations before income taxes	$58,311	15,784	(986)	1,390	(10,258)	64,241

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations for the year ended December 31, 2020 (in thousands):

	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Trade sales	$—	49,155	93,036	5,019	—	147,210
Sales of real estate inventory	20,363	—	—	—	—	20,363
Interest income	1,240	29	—	1	1,129	2,399
Net gains on sales of real estate assets	255	—	—	—	—	255
Other revenue	1,454	281	—	1,461	(194)	3,002
Total revenues	23,312	49,465	93,036	6,481	935	173,229
Costs and expenses:
Cost of trade sales	—	41,482	83,563	1,983	—	127,028
Cost of real estate inventory sold	13,171	—	—	—	—	13,171
Interest expense	—	193	615	10	(581)	237
Recoveries from loan losses, net	(8,876)	—	—	—	—	(8,876)
Impairment losses	2,742	25,303	—	2,727	—	30,772
Selling, general and administrative expenses	6,758	26,855	11,735	4,684	15,849	65,881
Total costs and expenses	13,795	93,833	95,913	9,404	15,268	228,213
Operating income (losses)	9,517	(44,368)	(2,877)	(2,923)	(14,333)	(54,984)
Equity in net earnings of unconsolidated real estate joint ventures	465	—	—	—	—	465
Loss on the deconsolidation of IT'SUGAR, LLC	—	(3,326)	—	—	—	(3,326)
Other income (expense)	6	221	(3)	8	58	290
Foreign exchange loss	—	—	(692)	—	—	(692)
Income (loss) from continuing operations before income taxes	$9,988	(47,473)	(3,572)	(2,915)	(14,275)	(58,247)